AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this "Agreement") is entered into on September 17, 2015, by and between Signal Bay, Inc., a Colorado corporation ("SGBY"), CR Labs, Inc., an Oregon corporation ("CRLB"), and the shareholders of CRLB as set forth on Exhibit A attached hereto (the "Shareholders").

RECITALS

SGBY is a publicly traded company on the OTCQB under the symbol "SGBY." Its operations consist of providing support to marijuana-related businesses and investing in legal marijuana-related opportunities.

CRLB is a privately held corporation that operates an analytical testing lab under the brand CannAlytical Research and previously operated as CannAlytical Research LLC.

SGBY desires to complete a share exchange transaction pursuant to which SGBY shall acquire eighty percent (80%) of the equity ownership of CRLB in exchange for a certain number of shares of the common stock of SGBY as set forth below; and

The Board of Directors of SGBY and CRLB and the Shareholders of CRLB have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

Shareholders of CRLB are considered Founders. Founders are inclusive of Mr. Cummings and Mr. Ezrine.

The parties hereto desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1 **The Exchange**. At the Closing (as hereinafter defined), the Shareholders shall collectively transfer 560,000 shares of common stock in CRLB (the "CRLB Shares") representing 80% of the issued and outstanding common stock as of Closing. In exchange, the Founders of CRLB shall receive a total of forty million (40,000,000) newly-issued shares of SGBY's restricted common stock, subject to all stock splits and adjustments, to be issued pro rata as set forth on Exhibit A (the "Founders Exchange" and the shares to be issued by SGBY are referred to herein as "Exchange Shares").

The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Internal Revenue Service determines that this Exchange does not meet the requirements of Section 368(a)(1)(B) exemption, SGBY shall indemnify the Shareholders for any tax liability that they incur as a result of the Exchange pursuant to Section 3.3 below.

1.2 **Closing**. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange. The Closing shall occur no later than 5:00p.m. MST September 18, 2015.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 **Representations and Warranties of SGBY.** SGBY represents and warrants to CRLB as follows:

(a) **Organization, Standing and Power**. SGBY is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) **Capital Structure.** As of the date of execution of this Agreement, the authorized capital stock of SGBY consists of 750,000,000 shares of Common Stock with a par value of $0.0001 per share. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of SGBY approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) **Certificate of Incorporation, Bylaws, and Minute Books**. The copies of the Articles of Incorporation and of the Bylaws of SGBY are available on the SEC's website, along with all other quarterly and annual filings; they are true, correct and complete copies thereof.

(d) **Authority**. SGBY has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of SGBY. No other corporate or shareholder proceedings on the part of SGBY are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e) **Conflict with Other Agreements; Approvals**. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of SGBY or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SGBY which violation would have a material adverse effect on SGBY taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to SGBY in connection with the execution and delivery of this Agreement by SGBY or the consummation by SGBY of the transactions contemplated hereby.

(f) **Compliance with Laws.** SGBY is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(g) **Litigation**. There is no suit, action or proceeding pending, or, to the knowledge of SGBY, threatened against or affecting SGBY which is reasonably likely to have a material adverse effect on SGBY, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SGBY having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(h) **Tax Returns**. SGBY has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon SGBY.

2.2 **Representations and Warranties of CRLB.** CRLB and Shareholders hereby jointly and severally represent and warrant to SGBY as follows:

(a) **Organization, Standing and Power**. CRLB is a corporation duly organized, validly existing and in good standing under the laws of the Oregon. The company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, "material adverse effect" shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b) **Capital Structure**. The CRLB Shares constitute all of the shares of CRLB and such interests are held only by the Shareholders on the books and records of the Company. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CRLB at any time, or upon the happening of any stated event, any share of the capital stock of CRLB.

(c) **Authority**. CRLB has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its shareholders, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of CRLB are necessary to authorize the Exchange and the other transactions contemplated hereby.

(d) **Conflict with Agreements; Approvals**. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Articles of Organization or Operating Agreement of CRLB or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CRLB or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CRLB in connection with the execution and delivery of this Agreement by CRLB, or the consummation by CRLB of the transactions contemplated hereby.

(e) **Books and Records**. CRLB has made and will make available for inspection by SGBY upon reasonable request all the books of account, relating to the business of CRLB. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to SGBY by CRLB are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(f) **Compliance with Laws.** CRLB is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

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(g) **Liabilities and Obligations**. CRLB has no liabilities that are reflected and reserved against on the CRLB financial statements delivered to SGBY that have not been paid or discharged since the date thereof and some additional liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement and disclosed to SGBY in writing prior to the Closing.

(h) **Litigation.** There is no suit, action or proceeding pending, or, to the knowledge of CRLB threatened against or affecting CRLB, which is reasonably likely to have a material adverse effect on CRLB, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CRLB having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i) **Taxes.** CRLB has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and CRLB has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. CRLB knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(j) **Licenses, Permits; Intellectual Property**. CRLB owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted, and owns outright all of its assets as presented herein. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3 **Representations and Warranties of Shareholders.** By execution of this Agreement, Shareholders jointly and severally represent and warrant to SGBY as follows:

(a) **Shares Free and Clear**. The CRLB Shares which Shareholder owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b) **Unqualified Right to Transfer Shares**. Shareholder has the unqualified right to sell, assign, and deliver the shares of CRLB and, upon consummation of the transactions contemplated by this Agreement, SGBY will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c) **Share Ownership.** The Shareholders are the only shareholders of CRLB, and collectively own 100% of the equity ownership of CRLB.

(d) **Agreement and Transaction Duly Authorized**. Shareholder is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

(e) **Purchase Entirely for Own Account**. The Exchange Shares proposed to be acquired by the Shareholders hereunder will be acquired for investment for their own accounts, and not with a view to the resale or distribution of any part thereof, and the Shareholders have no present intention of selling or otherwise distributing the Exchange Shares except in compliance with applicable securities laws. The

Shareholders have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in SGBY.

(f) **Restricted Shares**. The Shareholders understands that the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders' representations as expressed herein. The Shareholders understand that Exchange Shares are characterized as "restricted securities" under the Securities Act and will bear a legend stating such. Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholders represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS AND POST CLOSING CONDITIOINS

3.1 **Majority Owned Subsidiary**. Following the Closing, CRLB will be a majority owned subsidiary of SGBY.

3.2 **Post-Closing Conditions**. (i) SGBY agrees to execute executive employment agreements with Mr. Ezrine and Mr. Cummings the form of which is attached hereto as **Exhibit B** and will be signed by all parties; (ii) SGBY and CRLB agree to appoint the following positions within CRLB; William Waldrop as CEO & CFO; Eric Ezrine as President, and Carlos Cummings as Vice President; (iii) CRLB agrees to execute a Promissory Note installment agreement to reimburse Mr. Ezrine the amount of $27,500 which was a loan made to CRLB included hereto as **Exhibit C** and SGBY agrees to guarantee said Promissory Note included hereto as **Exhibit D;** (iv) CRLB will have five Board of Directors, Mr. Ezrine, Mr. Cummings, Ms. Glauser and Mr. Waldrop. In addition, Mr. Waldrop will be appointed as Chairman of the Board; (v) CRLB agrees to pay outstanding loan to Mr. Leon Wajsfelner in the amount of $6,500 within 5 days of Closing pursuant to the Promissory Note attached hereto as **Exhibit E** and SGBY agrees to guarantee said Promissory Note included hereto as **Exhibit F;** and (vi) SGBY shall pay the remaining balance of Nineteen Thousand Dollars ($19,000) on the high pressure liquid chromatography machine purchased by CRLB pursuant to the attached equipment purchase agreement hereto as **Exhibit G**.

3.3 **Indemnification.** Should the Internal Revenue Service determine that the Exchange does not constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code, SGBY shall indemnify the Shareholders for any and all tax liability that they incur as a result of the Exchange.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1 **Restricted SGBY Shares**. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute "offshore transactions" as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.

The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the

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Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions. The legend may be removed by Shareholders in accordance with Rule 144 or other applicable exemption promulgated under the Securities Act.

4.2 **Access to Information**. Upon reasonable notice, SGBY and CRLB shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, prior to Closing, each of SGBY and CRLB shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 **Legal Conditions to Exchange**. Each of SGBY and CRLB shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by SGBY or CRLB or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

5.1 **Conditions to Each Party's Obligation to Effect the Exchange**. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 **Conditions to Obligations of SGBY**. The obligation of SGBY to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by SGBY:

(a) **Representations and Warranties**. The representations and warranties of CRLB and Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CRLB shall complete all government and legal process to transfer 80% of the ownership from the Shareholders to SGBY.

(b) **Performance of Obligations of CRLB**. CRLB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and SGBY shall have received a certificate signed on behalf of CRLB by the principal shareholder or incorporator to such effect.

(c) **Closing Documents**. SGBY shall have received all closing documents as counsel for SGBY shall reasonably request.

(d) **Consents**. CRLB shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of SGBY, individually or in the aggregate, have a material adverse effect on CRLB and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. CRLB shall also have received the approval of its shareholders in accordance with applicable law.

(e) **Due Diligence Review**. SGBY shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of CRLB and shall not have determined that any of the representations or warranties of CRLB or its shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that CRLB or its shareholders is otherwise in violation of any of the provisions of this Agreement.

(f) **Pending Litigation**. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of SGBY, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against CRLB, the consequences of which, in the judgment of SGBY, could be materially adverse to CRLB.

5.3 **Conditions to Obligations of CRLB**. The obligations of CRLB to effect the Exchange is subject to the satisfaction of the following conditions unless waived by CRLB:

(a) **Representations and Warranties.** The representations and warranties of SGBY set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, CRLB shall have received a certificate signed on behalf of SGBY by the President to such effect.

(b) **Performance of Obligations of SGBY**. SGBY shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SGBY shall have received a certificate signed on behalf of SGBY by the President to such effect.

(c) **Consents**. SGBY shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(d) **Due Diligence Review**. CRLB shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of SGBY and shall not have determined that any of the representations or warranties of SGBY contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that SGBY is otherwise in violation of any of the provisions of this Agreement.

(e) **Pending Litigation**. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CRLB, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against SGBY the consequences of which, in the judgment of CRLB, could be materially adverse to SGBY.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1 **Amendment**. This Agreement may be amended by mutual agreement of SGBY and CRLB. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.2 **Extension; Waiver**. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
SURVIVAL; TERMINATION; REVERSION

7.1 **Survival and Termination**. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one (1) year after the Closing Date. The indemnification provision of Section 3.2 shall survive the Closing until four (4) years after the Closing Date. In the event that SGBY defaults on any of the post-closing conditions pursuant to Section 3.2 above including, but not limited to, directing CRLB to perform according to the Promissory Note to Mr. Wajsfelner (**Exhibit E**) or Mr. Ezrine (**Exhibit C**), SGBY shall have thirty (30) days to cure such late payment. In the event that the default is not properly cured, Mr. Ezrine and Mr. Cummings shall have the right to repurchase the CRLB Shares, for the 50% of the common stock shares of SGBY issued in conjunction with this agreement and each party shall not be further obligated except that no previously made payments shall be returned.

ARTICLE VIII
MISCELLANEOUS

8.1 **Interpretation**. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.2 **Counterparts**. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.3 **Entire Agreement; No Third Party Beneficiaries; Rights of Ownership**. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.4 **Governing Law**. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

8.5 **No Remedy in Certain Circumstances**. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable,

or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

8.6 **Publicity**. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.7 **Assignment**. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8 **Severability**. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.

Signal Bay, Inc.

Name: William Waldrop
Title: Chief Executive Officer

CR Labs, Inc.

Name: Eric Ezrine
Title: President

EXHIBIT A

Determination of Amount and Allocation of Founders Exchange Shares

The total shares issued and exchanged in this transaction shall initially be forty million (40,000,000) shares of common stock of SGBY, subject to adjustments for any stock splits, dividends, etc.

The exchange shares shall be issued to the existing shareholders of CRLB as CRLB, in its sole discretion, has determined below:

Pre-Acquisition Ownership of CR Labs, Inc.

Eric Ezrine	357,000 common shares
Carlos Cummings	343,000 common shares

Post-Acquisition Ownership of CR Labs, Inc.

Eric Ezrine	71,400, common shares
Carlos Cummings	68,600 common shares
Signal Bay, Inc.	560,000 common shares

Issuance of Signal Bay, Inc Common Stock (SGBY)

Eric Ezrine	20,400,000
Carlos Cummings	19,600,000